September 25, 2006                                  Mayer, Brown, Rowe & Maw LLP
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                                                   New York, New York 10019-5820

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Stanwich Asset Acceptance Company, L.L.C.
Seven Greenwich Office Park
599 West Putnam Avenue
Greenwich, Connecticut 06830

         Re:      Tax Opinion-Stanwich Asset Acceptance Company, L.L.C.
                  Asset-Backed Pass-Through Certificates, Series 2006-NC4
                  -------------------------------------------------------

Ladies and Gentlemen:

         We have advised Stanwich Asset Acceptance Company, L.L.C. (the
"Registrant") with respect to certain federal income tax aspects of the issuance of the Asset-Backed Pass-Through Certificates, Series 2006-NC4 (the
"Certificates"), which will be issued pursuant to a Pooling and Servicing
Agreement, dated as of September 1, 2006, as more particularly described in the prospectus, dated August 1, 2006 (the "Base Prospectus"), and the prospectus supplement, dated September 25, 2006 (the "Prospectus Supplement" and, together with the Base Prospectus, the "Prospectus"), relating to such series, each forming a part of the Registration Statement on Form S-3 (File No. 333-134218)
as filed by the Registrant with the Securities and Exchange Commission (the
"Commission") under the Securities Act of 1933, as amended (the "Act"), on May
17, 2005, and declared effective on July 14, 2006 (the "Registration
Statement"). Capitalized terms used but not defined herein have the meanings specified in the Prospectus.

         The description of selected federal income tax consequences to holders of the Certificates that appears under the heading "Material Federal Income Tax
Consequences" in the Base Prospectus and in the Prospectus Supplement does not purport to discuss all possible income tax ramifications of the proposed issuance, but with respect to those tax consequences which are discussed, in our opinion such description is accurate in all material respects to the extent it relates to matters of law or legal conclusions with respect thereto. In addition, we adopt and confirm the statements in the description identified as the opinion of special United States federal tax counsel.

         We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion set forth above. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth,

Stanwich Asset Acceptance Company, L.L.C.
September 25, 2006

accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) the legal capacity of all natural persons; and (e) the authenticity of oral or written statements and representations of public officials, officers and other representatives of the Registrant and others.

         We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name wherever appearing in the
Prospectus contained therein. In giving such consent, we do not consider that we are "experts," within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

                                                Very truly yours,

                                                /s/ Mayer, Brown, Rowe & Maw LLP

                                                MAYER, BROWN, ROWE & MAW LLP

JVG/JPC/TS/WM/PL